EXHIBIT 5

                       [Pogo Producing Company Letterhead]

                               September 13, 1996

Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-3 ("Registration Statement"), filed by Pogo Producing Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to $115,000,000 aggregate principal amount of 5-1/2% Convertible Subordinated Notes due 2006 of the Company (the "Notes") and to the shares of Common Stock, par value $1 per share, of the Company issuable upon conversion of the Notes (the "Common Shares"), certain legal matters in connection with the Notes are being passed upon by me. The Notes were issued under an indenture (the "Indenture") between the Company and Fleet National Bank, as trustee (the "Trustee"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

        I am Corporate Secretary and Associate General Counsel of the Company and have acted as counsel for the Company in connection with the registration and sale of the Notes. In such capacity, I have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents as a basis for the opinions hereinafter expressed.

        Based upon my examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

        2. The Indenture constitutes a legal, valid and binding instrument of the Company, enforceable against the Company in accordance with its terms.

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        3. The Notes constitute legal, valid and binding obligations of the
Company, enforceable against the Company in accordance with their terms, and the Common Shares, when duly issued upon conversion of the Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

        The opinions as to enforceability of obligations set forth in paragraphs 2 and 3 above are each subject to the effect on such enforceability of (i) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ GERALD A. MORTON